Exhibit 10.5

AMENDED AND RESTATED

SUPERIOR ENERGY SERVICES, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

January 1, 2014

i

ARTICLE III PARTICIPATION AND PARTICIPANT ELECTIONS		7
3.01	Participation	7
3.02	Deferral of Eligible Cash Compensation	7
3.03	Deferral of Restricted Stock Units	7
3.04	Election Timing and Effective Dates.	7
3.05	Contents of Participation Agreement	8
3.06	Modification or Revocation of Election by Participant	8
3.07	Vesting	9

ARTICLE IV MAINTENANCE, CREDITING, AND INVESTMENT OF ACCOUNTS		9
4.01	Maintenance of Deferral Accounts	9
4.02	Crediting of Deferral Accounts	9
4.03	Statement of Accounts	10
4.04	Credit of Dividend Equivalents on Deferred RSUs	10
4.05	Withholding of Taxes	10

ARTICLE V DISTRIBUTION OF BENEFITS		10
5.01	Time and Form of Payment	10
5.02	Specified Payment Dates and In-Service Distributions; Effect of Separation from Service	11
5.03	Death or Disability	13
5.04	Hardship Withdrawals	13
5.05	Acceleration of Payment	13
5.06	Delay of Payment	15

ARTICLE VI BENEFICIARY DESIGNATION		16
6.01	Beneficiary Designation	16
6.02	No Beneficiary Designation	16

ARTICLE VII ADMINISTRATION		16
7.01	Administrative Committee Duties	16
7.02	Claims Procedure.	17

ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN		18
8.01	Amendment	18
8.02	Company’s Right to Terminate	18

ARTICLE IX MISCELLANEOUS		19
9.01	Unfunded Plan	19
9.02	Nonassignability	20
9.03	Validity and Severability; Code Section 409A	20
9.04	Governing Law	20
9.05	Employment Status	20
9.06	Underlying Plans and Programs	20

ii

ARTICLE I

PURPOSE AND EFFECTIVE DATE

The purpose of the Superior Energy Nonqualified Deferred Compensation Plan (“Plan”) is to aid Superior Energy Services, Inc. (“Superior”) and its wholly-owned subsidiaries in retaining and attracting executive employees by providing them with tax deferred savings opportunities. The Plan provides a select group of management and highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)) with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. The Plan is intended to comply with Code Section 409A. The Plan was originally adopted effective September 1, 2004, first amended and restated effective January 1, 2008, and amended on January 1, 2009. This amended and restated version of the Plan is effective January 1, 2014.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.01 Administrative Committee. “Administrative Committee” means the committee appointed by the Compensation Committee or by any person(s) to whom the Compensation Committee has delegated the power of appointment. As of the effective date of the Plan, the persons listed on Appendix B are members of the Administrative Committee.

2.02 Base Salary. “Base Salary” means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, before any reduction for withholdings or amounts deferred under the Plan or any other salary reduction program.

2.03 Base Salary Deferral. “Base Salary Deferral” means the amount of a Participant’s Base Salary that the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his Deferral Account pursuant to, and subject to the limitations of, Article III.

2.04 Beneficiary. “Beneficiary” means the person, persons, or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VI.

2.05 Board. “Board” means the Board of Directors of Superior.

2.06 Bonus Compensation. “Bonus Compensation” means: (i) the annual cash bonus earned each year by a Participant and paid in the following year in a lump sum or installments (including but not limited to Annual Incentive Plan bonuses); and (ii) the cash portion of any Performance Share Unit (“PSU”) awards paid by Superior after any withholdings or salary reductions, but before reduction for amounts deferred under the Plan.

2.07 Business Combination. “Business Combination” has the meaning set forth in Section 2.09(c).

2.08 CEO. “CEO” means the Chief Executive Officer of Superior.

2.09 Change of Control. “Change of Control” means:

(a) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of Superior’s then-outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:

(1) any acquisition (other than a Business Combination (as defined below) that constitutes a Change of Control under subsection (c) hereof) of Common Stock directly from Superior,

(2) any acquisition of Common Stock by Superior,

(3) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by Superior or any corporation controlled by the Company, or

(4) any acquisition of Common Stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change of Control under subsection (c) hereof; or

(b) individuals who, as of January 1, 2014, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by Superior’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(c) consummation of a reorganization, share exchange, merger, or consolidation (including any such transaction involving any direct or indirect subsidiary of Superior) or sale or other disposition of all or substantially all of the assets of Superior (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(1) the individuals and entities who were the beneficial owners of Superior’s outstanding Common Stock and Superior’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then-outstanding shares of common stock, and more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(2) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either Superior, the Post-Transaction Corporation, or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then-outstanding voting securities of such corporation, and

(3) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of Superior of a complete liquidation or dissolution of Superior.

For purposes of this definition of “Change of Control,” the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

Notwithstanding any other provision of this definition of Change of Control, no payment shall be made from this Plan as a result of a Change of Control unless such event qualifies as a Change of Control under Code Section 409A.

2.10 Change of Control Participant. “Change of Control Participant” has the meaning set forth in Section 8.02(a).

2.11 Claimant. “Claimant” has the meaning set forth in Section 7.02(a).

2.12 Code. “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

2.13 Common Stock. “Common Stock” means the common stock of Superior, $0.001 par value per share.

2.14 Company. “Company” means Superior and all entities with whom Superior would be considered a single employer under Section 414(b) of the Code (employees of a controlled group of corporations), and all entities with whom Superior would be considered a single employer under Section 414(c) of the Code (employees of partnerships, proprietorships, etc., under common control).

2.15 Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.

2.16 Deferral Account. “Deferral Account” means the account maintained on the books of the Company for each Participant pursuant to Article IV.

2.17 Deferral Period. “Deferral Period” has the meaning set forth in Section 3.05.

2.18 Deferred Amount. “Deferred Amount” has the meaning set forth in Section 3.02.

2.19 Deferred RSUs. RSUs that are deferred pursuant to this Plan, in accordance with Sections 3.03 through 3.05.

2.20 Designee. “Designee” means any individual(s) to whom the Board, Compensation Committee, or Administrative Committee has delegated the authority to take action under the Plan. Wherever Board, Compensation Committee, or Administrative Committee is referenced in the Plan, such reference shall be deemed to also refer to such entity’s Designee.

2.21 Disabled. A Participant shall be considered Disabled if the Participant:

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

2.22 Eligible Cash Compensation. “Eligible Cash Compensation” means any Base Salary and Bonus Compensation otherwise earned with respect to a Plan Year. Eligible Cash Compensation does not include expense reimbursements, any form of noncash compensation, stock-based plans, or benefits.

2.23 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.24 Form of Payment. “Form of Payment” means payment in a lump sum or annual installments (not to exceed 15).

2.25 401(k) Plan. “401(k) Plan” means the Superior Energy 401(k) Plan, as amended.

2.26 Hardship Withdrawal. “Hardship Withdrawal” means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.

2.27 Hypothetical Investment Benchmark. “Hypothetical Investment Benchmark” means the phantom investment benchmarks that are used to measure the return credited to a Participant’s Deferral Account. The Hypothetical Investment Benchmarks are specified by the Administrative Committee and may change from time to time.

2.28 Incumbent Board. “Incumbent Board” has the meaning set forth in Section 2.09(b).

2.29 Key Employee. “Key Employee” shall mean a Participant who is a key employee of the Company under Code Section 416(i) and/or Treasury Regulations Section 1.409A-1(i) because of final and binding action taken by the Board or the Compensation Committee, or by operation of such Code section or regulation. The definition set forth in Section 416(i) of the Code is adjusted by the Secretary of the Treasury for cost-of-living changes, but as of January 1, 2014, a Key Employee under Code Section 416(i) is:

(a) an officer of the Company having annual compensation from the Company of greater than $170,000 (no more than 50 employees of the Company are required to be treated as officers);

(b) an owner of 1% or more of the Company having annual compensation from the Company greater than $150,000; or

(c) an owner of 5% or more of the Company.

2.30 Participant. “Participant” means any individual who is eligible to participate in this Plan under Section 3.01 and who elects to participate by filing a Participation Agreement as provided in Article III.

2.31 Participation Agreement. “Participation Agreement” means the form completed by a Participant in accordance with Article III.

2.32 Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.

2.33 Post Transaction Corporation. “Post-Transaction Corporation” has the meaning set forth in Section 2.09(c).

2.34 Restricted Stock Units or RSUs. “Restricted Stock Units” or “RSUs” means any grant of restricted stock units from the Company to the Participant under a stockholder approved equity incentive plan of the Company.

2.35 Retirement. “Retirement” means Separation from Service of a Participant from the Company after attaining age 65, or after age 55 with at least five years of service (in accordance with the method of determining years of service adopted by the Company). For deferrals of compensation earned in Plan Years on and after January 1, 2014, “Retirement”

means Separation from Service of a Participant from the Company at a time when such Participant’s age plus Years of Service equals at least 60, with any partial years of age being rounded up to the next whole year. Effective November 1, 2013, Participants may elect to apply the definition in the previous sentence to Plan deferrals for Plan Years prior to January 1, 2014, subject to restrictions in the Plan regarding changes to the time and form of payment, including Sections 3.06 and 5.02.

2.36 Separation from Service. “Separation from Service” means “separation from service” with the Company as defined in Treasury Regulation Section 1.409A-1(h). A Participant shall not be considered to have incurred a Separation from Service until the Participant has ceased to provide any services for Superior, its subsidiaries, and any other entity that would be treated as a member of a controlled group that includes Superior under Code Section 414(b) or (c) (as modified by substituting 50% ownership for 80% for all purposes thereof), without any expectation of the Participant being retained to provide future services as an employee or independent contractor.

2.37 Superior. “Superior” means Superior Energy Services, Inc. and its successors and assigns, including but not limited to any corporation or entity with or into which such company may merge or consolidate.

2.38 Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) may also constitute an Unforeseeable Emergency. An Unforeseeable Emergency must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(3) in order for a payment to be made. Whether a Participant is faced with an “Unforeseeable Emergency” permitting distribution under this Plan is to be determined by the Administrative Committee based on the relevant facts and circumstances of each case and in accordance with Code Section 409A.

2.39 Valuation Date. “Valuation Date” means the last calendar date when the New York Stock Exchange was open, or such other date as the Administrative Committee in its sole discretion may determine.

2.40 Years of Service. “Years of Service” means Years of Service as determined for vesting purposes under the 401(k) Plan.

ARTICLE III

PARTICIPATION AND PARTICIPANT ELECTIONS

3.01 Participation. Participation in the Plan shall be limited to executives who (a) are included on a list of eligible employees that the CEO or the Administrative Committee shall establish and revise from time to time and (b) elect to participate in this Plan by filing a Participation Agreement with the Administrative Committee or its Designee.

3.02 Deferral of Eligible Cash Compensation. Subject to the other terms and conditions of this Plan, a Participant may elect to defer a portion of his or her Eligible Cash Compensation for a given Plan Year or performance period (the “Deferred Amount”).

3.03 Deferral of Restricted Stock Units.

(a) Subject to the terms and conditions of this Plan, a Participant may elect to defer, on a grant-by-grant basis, the receipt of all or a portion of the shares of Common Stock that he or she is entitled to receive upon the vesting of RSUs (and any related amounts credited to the Participant’s Dividend Equivalent Account under Section 4.04). Such deferral election must be made during the applicable Section 3.04 enrollment period for the Plan Year in which the RSUs are granted.

(b) A Participant’s Deferred RSUs shall be accounted for separately from his or her Deferred Amounts, and shall generally be subject to all of the provisions of this Plan except Sections 4.01 and 4.02.

3.04 Election Timing and Effective Dates.

(a) A Participation Agreement must be filed prior to the December 31st immediately preceding the Plan Year for which it is effective or by such earlier deadline as the Administrative Committee may prescribe.

(b) Notwithstanding Section 3.04(a), a Participant who is newly eligible for the Plan (as determined in accordance with Treas. Reg. Section 1.409A-2(a)(7)) and who does not participate in any other account balance type nonqualified plan of the Company (as determined by Treas. Reg. Section 1.409A-1(c)) may file a Participation Agreement effective for the remainder of the initial Plan Year of participation and applicable to compensation earned in the remainder of such Plan Year, but only if such election is made not more than 30 days after the Participant becomes eligible for the Plan. In the case of Bonus Compensation, an election by such newly eligible Participant shall only apply to the portion of the Bonus Compensation that is no greater than the total amount of Bonus Compensation for the calendar year multiplied by the ratio of the number of days remaining in the calendar year after the election over 365, unless such bonus meets the requirements of Section 3.04(c).

(c) Elections to defer Bonus Compensation typically must be made in the year prior to the year during which the services are performed that result in the bonus. However, the Administrative Committee may allow Participants whose Bonus Compensation is “performance based” compensation (as defined in Treas. Reg. Section

1.409A-1(e)) to execute a Participation Agreement applicable to such qualifying Bonus Compensation by the deadline established by the Retirement Committee, which shall be no later than 6 months prior to the end of the service period during which the Bonus Compensation is earned (e.g. June 30 for qualifying calendar year bonuses). As noted in the applicable regulations, to be considered “performance based,” the Bonus Compensation must be based on a service period of at least 12 months and awarded based on written performance criteria that are established within the first 90 days of the service period, among other requirements.

3.05 Contents of Participation Agreement. The Administrative Committee shall have the discretion to specify the contents of Participation Agreements. Subject to Article V, each Participation Agreement shall set forth: (a) the Deferred Amount, expressed as either a dollar amount or a percentage of the Base Salary and Bonus Compensation for such Plan Year or performance period; provided that a Participant shall be able to defer up to 75% of Base Salary and 100% of Bonus Compensation; (b) whether the Participant is electing to defer a portion or all of the RSUs that may be awarded to the Participant for that Plan Year and, if so, what portion of those RSUs will be deferred; (c) the period after which payment of the Deferred Amount and the issuance of the Common Stock underlying the Deferred RSUs, if applicable, are to be made or begin to be made (the “Deferral Period”); and (d) the form in which payments of the Deferred Amount and the issuance of Common Stock underlying any Deferred RSUs are to be made, which may be a lump sum at the end of the Deferral Period or in substantially equal annual installments over 2 to 15 years following the end of the Deferral Period.

The Deferral Period may be expressed as ending on a specified date, upon the occurrence of an event (such as a Participant’s Separation from Service), or in accordance with such other terms and options that may be set forth in the Participation Agreement. The Deferral Period cannot end later than the year in which the Participant attains age 65 (unless the Participant remains employed by the Company when he/she attains age 65, in which case the Deferral Period will end no later than the Participant’s Separation from Service with the Company).

3.06 Modification or Revocation of Election by Participant.

(a) A Participant may not change the amount of his Base Salary Deferrals during a Plan Year. However, a Participant may discontinue a Base Salary Deferral election if he experiences an Unforeseeable Emergency, or if such discontinuance is required in order to enable the Participant to take a hardship withdrawal from the 401(k) Plan or another similar plan sponsored by the Company, in accordance with Treas. Reg. Section 1.401(k)-1(d)(3), on such forms and subject to such limitations and restrictions as the Administrative Committee may prescribe. If approved by the Administrative Committee, revocation shall take effect as of the first payroll period next following its approval. If a Participant discontinues a Base Salary Deferral election during a Plan Year, he or she will not be permitted to elect to make Base Salary Deferrals again until the later of 6 months from the date of discontinuance or the commencement of the following Plan Year.

(b) A Participant may make an election to change the time or form of his or her payment from the Plan as set forth in an existing Participation Agreement, but in accordance with Treas. Reg. Section 1.409A-2(b), such a change must include the lengthening of the Deferral Period by no less than five years from the original payment date under the Participation Agreement (as in effect before such amendment). In addition, such amended Participation Agreement must be filed with the Administrative Committee or its Designee at least 12 months prior to the date of the first scheduled payment under the Participation Agreement (as in effect before such amendment), and will not be effective for 12 months. Under no circumstances may a Participant’s Participation Agreement be retroactively entered into, modified, or revoked.

(c) Special rules apply to Participant elections to adopt a revised definition of Retirement. See Section 5.02.

3.07 Vesting. Subject to Section 9.01, each Participant shall be 100% vested in his or her Deferral Account(s) at all times. RSUs are subject to the vesting and other provisions of the applicable governing documents.

ARTICLE IV

MAINTENANCE, CREDITING, AND INVESTMENT OF ACCOUNTS

4.01 Maintenance of Deferral Accounts.

(a) The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Administrative Committee to the Participant’s Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant.

(b) Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods, deferral sources, and/or forms of payment. A Participant’s Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind.

4.02 Crediting of Deferral Accounts.

(a) Each Participant shall be entitled to direct the manner in which his or her Deferral Accounts will be deemed to be invested by selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Administrative Committee from time to time, and in accordance with such rules, regulations and procedures as the Administrative Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferred Amounts are credited to his or her Deferral Accounts.

(b) The Administrative Committee shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 4.01(a) and Section 4.02(a) and distributions pursuant to Article V with respect to such Deferral Account since the preceding Valuation Date.

4.03 Statement of Accounts. The Administrative Committee shall submit to each Participant quarterly statements of his or her Deferral Account(s) in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his or her Deferral Account(s) as of the end of the most recently completed quarter.

4.04 Credit of Dividend Equivalents on Deferred RSUs. For any RSUs a Participant elects to defer, the Administrative Committee shall establish and maintain a “Dividend Equivalent Account” as required under Section 8.3 of the Superior Energy Services, Inc. 2013 Stock Incentive Plan or the equivalent section of any successor plan. All amounts in a Participant’s Dividend Equivalent Account shall be distributed to the Participant in tandem with the related shares of Common Stock underlying the RSUs.

4.05 Withholding of Taxes. To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan, unless otherwise specified by the Administrative Committee pursuant to Section 5.05(c) or (f). Although the Plan is designed to enable Participants to defer income taxes on Deferred Amounts and Deferred RSUs, employment taxes (i.e. FICA taxes) are generally due at the time the applicable compensation becomes vested, regardless of whether an amount is deferred pursuant to this Plan, although exceptions may allow employment taxes to be withheld and paid within the same calendar year that the amount in question becomes vested.

ARTICLE V

DISTRIBUTION OF BENEFITS

5.01 Time and Form of Payment.

(a) Unless otherwise stated in this Article V, at the end of the Deferral Period for each Deferral Account that holds Deferred Amounts, the Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement; provided that if the Participant has elected to receive payments from a Deferral Account in a lump sum, the Company shall pay the balance in such Deferral Account (determined as of the most recent Valuation Date preceding or coinciding with the payment date) in a lump sum in cash as soon as practicable after the end of the Deferral Period (no later than 90 days after the Deferral Period). If the Participant has elected to receive payments from a Deferral Account in installments, the Company shall make annual cash payments from such Deferral Account, each of which shall consist of an amount equal to (i) the balance of such Deferral Account as of the most recent Valuation Date preceding or coinciding with the payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid in January of the year specified in the Participation Agreement (for specified date payments), in January of the year following

Separation from Service (for payments triggered by a Separation from Service) or as otherwise specified in the Participation Agreement upon reaching the end of the Deferral Period. Each subsequent installment shall be paid in January of the following years and shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment). The Participant’s Separation from Service may impact the time and form of his payment, as set forth in Section 5.02. If a Participant is subject to the 6-month delay set forth in Section 5.02, then the first installment shall be paid on the later of January of the year following Separation from Service or the first day of the seventh month after the Separation from Service, and all future payments (if any) shall be made in January of each following year.

(b) If a Participant elects to defer an annual grant of RSUs, the shares of Common Stock underlying such grant (and any related amounts credited to the Participant’s Dividend Equivalent Account under Section 4.4) shall be distributed at the time or times elected by the Participant in the applicable Participation Agreement, provided that (i) if the Participant has a Separation from Service prior to the time or times elected by the Participant, the shares of Common Stock shall be distributed in accordance with Section 5.02, and (ii) if the Participant dies or becomes Disabled prior to such date, the shares of Common Stock shall be distributed in accordance with Section 5.03.

5.02 Specified Payment Dates and In-Service Distributions; Effect of Separation from Service.

(a) Subject to the other provisions of this Article V, if a Participant has elected to defer compensation under the Plan for a stated number of years, the Deferred Account balance of the Participant (determined, with respect to Deferred Amounts, as of the most recent Valuation Date preceding such Deferral Period), and any shares of Common Stock associated with Deferred RSUs, shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement. Notwithstanding the previous sentence, if a Participant has a Separation from Service before the payment date specified in his or her Participation Agreement, the entirety of his or her account balance shall be distributed to him or her as soon as administratively feasible following the Separation from Service in a lump sum payment (in cash or shares of Common Stock, as applicable), unless such termination qualifies as a Retirement, in which case the distribution shall commence as soon as administratively feasible (no later than 90 days after such Separation from Service), but shall be in the form of payment designated by the Participant in the applicable Participation Agreement.

(b) If a Participant has commenced receiving installment payments prior to his Separation from Service, the remaining installments shall be paid to the Participant in a lump sum as soon as administratively feasible following the Separation from Service (no later than 90 days after such termination), unless the Separation from Service constitutes a Retirement, in which case the remaining installments shall be paid pursuant to the elected payment schedule.

(c) Special Rules for Elections to apply the January 1, 2014 Revised Retirement Definition: If a Participant entered into a Participation Agreement at a time when Retirement was defined as age 65 or age 55 with 5 Years of Service (“Prior Retirement Definition”), such Participant shall have the option to elect to apply the current definition of Retirement (i.e. total age plus Years of Service equal 60) (the “Retirement Definition Election”) to the amounts covered by such Participation Agreement, with the following conditions being applicable to a Retirement Definition Election:

(1) the Retirement Definition Election will not be effective for 12 months and shall not affect payments scheduled to be made or commence within 12 months of the election;

(2) the commencement of such Deferred Amount shall be delayed: (i) for in-service distributions, by 5 years from the earlier of the Participant’s Separation from Service or the Specified Date elected on the Participant’s original Participation Agreement; and (ii) for distributions scheduled to start on Separation from Service, by 5 years from the Participant’s Separation from Service (this subsection (c)(2) shall not apply, however, if at the time of the Separation of Service the Participant does not meet the current definition of Retirement, in which case there would not be a 5-year delay of the Participant’s lump sum distribution as a result of the Participant electing to change the definition of Retirement); and

(3) the Administrative Committee may restrict Retirement Definition Election changes under this Section 5.02(c), including the ability to impose a requirement that such elections be made on or before any date specified by such committee, and to restrict Participants to a one-time option to change their Retirement Definition Election.

For example, if prior to January 1, 2014, a Participant elected payment of his benefit in 5 installments beginning at Separation from Service, and the Participant terminates on July 1, 2015, at age 52 with 10 Years of Service, under the Prior Retirement Definition, the Participant would not be Retirement eligible because he would not be at least age 65 (or age 55 with 5 Years of Service), and would therefore receive his benefit in a lump sum. Under this restated Plan document, the Participant may elect, at any time 12 months or more prior to termination (by June 30, 2014 in this case, or such earlier date that may be specified by the Administrative Committee), to apply the new definition of Retirement to some or all of his Deferred Amounts. If such Retirement Definition Election is timely made under the above facts, the Participant would be Retirement eligible at Separation from Service and would receive the above distribution in installments rather than a lump sum. However, in compliance with IRS regulations regarding changes to deferral elections, the installments would not commence until January of 2021 (January of the year that is 5 years after Retirement). (Further examples of the application of these special rules for Retirement Definition Elections and the resulting payments are included in separate participant communications regarding such elections, which communications shall be considered part of this Plan.)

(d) Lump sum payments (in cash or shares of Common Stock, as applicable) under this Section 5.02 shall be made no later than 90 days after the Separation of Service. Notwithstanding anything else in this Section 5.02, a Participant who is a Key Employee shall not receive a distribution from his Deferral Account(s) or distribution of shares of Common Stock associated with Deferred RSUs on account of his or her Separation from Service until the first day of the seventh month following such Separation from Service, unless such balance is distributable pursuant to another provision of the Plan (e.g. due to death or Disability).

5.03 Death or Disability. Notwithstanding the provisions of Section 5.01 and 5.02 hereof and any Participation Agreement, if a Participant dies or becomes Disabled (whether before or after Separation from Service) prior to receiving full payment of his or her Deferral Account(s), or Deferred RSUs, the Company shall pay the remaining balance of his or her Deferral Account or Deferred RSUs (determined, with respect to Deferred Amounts, as of the most recent Valuation Date preceding or coinciding with such event) to the Participant or, if the Participant is deceased, in accordance with Article VI, in a lump sum (in cash or shares of Common Stock, as applicable) soon as practicable following the occurrence of such event (no later than 90 days after the event occurs).

5.04 Hardship Withdrawals. Notwithstanding the provisions of Section 5.01 and any Participation Agreement, a Participant shall be entitled to early payment of all or part of the balance in his or her Deferral Account(s), or Deferred RSUs, in the event of an Unforeseeable Emergency, in accordance with this Section 5.04. A distribution pursuant to this Section 5.04 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan. An application for an early payment under this Section 5.04 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 5.04 shall be made by the Administrative Committee.

5.05 Acceleration of Payment. A Participant shall have no right to compel any accelerated payment of amounts due to a Participant. The Company may accelerate the payment of some or all of the amounts due to a Participant in a given year only in accordance with this Section and Section 409A of the Code.

(a) Domestic Relations Orders. The Administrative Committee may, in its sole and absolute discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b) Conflicts of Interest. The Administrative Committee may, in its sole and absolute discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any federal officer or employee in the executive branch to comply with an ethics agreement with the federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c) Employment Taxes. The Administrative Committee may, in its sole and absolute discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, on compensation deferred under the Plan (the FICA amount). Additionally, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.

(d) Limited Cash-Outs. The Administrative Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code.

(e) Payment Upon Income Inclusion Under Section 409A. The Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan if at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f) Payment of State, Local, or Foreign Taxes. The Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant. Additionally, the Administrative Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(g) Bona Fide Disputes as to a Right to a Payment. The Compensation Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount, if done in accordance with Treasury Regulation Section 1.409A-3(j)(4)(xiv).

(h) Plan Terminations and Liquidations. The Compensation Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 8.02.

(i) Other Events and Conditions. A payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.06 Delay of Payment. The Company may delay a payment otherwise due hereunder to a date after the designated payment date under any of the following circumstances:

(a) Delay Due to Financial Considerations. Any payment required to be made on a date set forth under the terms of this Plan may be delayed if payment on the originally scheduled date would jeopardize the ability of the Company to continue as a going concern (in such case, payment will be made during the first taxable year after such payment no longer would have such effect).

(b) Legal Compliance. If the Company reasonably anticipates that the making of the payment will violate applicable law, provided that the payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)

(c) Compensation Deduction. If the Company reasonably anticipates that its deduction with respect to a payment under the Plan would be limited by the application of Code Section 162(m) (in such case, payment will be made at either the earliest date at which the Company reasonably anticipates that the deduction of the payment will not be so limited or the calendar year in which the Participant experiences a Separation from Service).

(d) Other Events and Conditions. Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE VI

BENEFICIARY DESIGNATION

6.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

6.02 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant shall be deemed to have designated the surviving spouse of the Participant as the designated Beneficiary. If the Participant dies without a designated Beneficiary (or spouse as the deemed designated Beneficiary), then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.

ARTICLE VII

ADMINISTRATION

7.01 Administrative Committee Duties. The Plan shall be administered by the Administrative Committee. A majority of the members of the Administrative Committee shall constitute a quorum. All resolutions or other action taken by the Administrative Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Administrative Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.

The Administrative Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other person. The Administrative Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Administrative Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.

The Administrative Committee’s responsibilities shall include, but shall not be limited to, determining in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

Neither a member of the Board nor any member of the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Administrative Committee shall keep records of all of its proceedings and shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

Any member of the Administrative Committee who is due a benefit under the Plan shall recuse himself or herself from any Administrative Committee deliberations that concern such member’s benefits, including deliberations concerning such member’s eligibility for a benefit or his or her level of benefits. The previous sentence shall not apply to deliberations that apply to Participants generally rather than the particular member at issue.

Any expense incurred by the Company or the Administrative Committee relative to the administration of this Plan shall be paid by the Company and/or may be deducted from the Deferral Accounts of the Participants, as determined by the Administrative Committee.

7.02 Claims Procedure.

(a) Any Participant or Beneficiary (a “Claimant”) who believes that he or she is entitled to a benefit under the Plan which he or she has not received may submit a claim to the Administrative Committee. Claims for benefits under this Plan shall be made in writing, signed by the Claimant or his or her authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he or she relies in making such claim. A claim shall be deemed filed when received by the Administrative Committee.

(b) In the event a claim for benefits is wholly or partially denied by the Committee, the Administrative Committee shall notify the Claimant in writing of the denial of the claim within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing, in which case the ninety (90) day period may be extended to 180 days. The Administrative Committee shall notify the Claimant in writing of any such extension. A notice of denial shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim; (ii) a specific reference to the pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s review procedure.

(c) Within sixty (60) days of the receipt by the Claimant of the written notice of denial of the claim, the Claimant may appeal by filing with the Committee a written request for a full and fair review of the denial of the Claimant’s claim for benefits.

Appeal requests under this Plan shall be made in writing, signed by the Claimant or his or her authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he or she relies in making such appeal. An appeal request shall be deemed filed when received by the Administrative Committee.

(d) The Administrative Committee shall render a decision on the claim appeal promptly, but not later than sixty (60) days after the receipt of the Claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary), require an extension of time for processing, in which case the sixty (60) day period may be extended to one hundred twenty (120) days. The Administrative Committee shall notify the Claimant in writing of any such extension. The decision upon review shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (i) the specific reason or reasons for denial of the claim; (ii) a specific reference to the pertinent Plan provisions upon which the denial is based; (iii) a statement that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, if the adverse benefit determination is sustained on appeal.

(e) No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrative appeal process. Any lawsuit must be filed no later than the earlier of one year after the Claimant’s claim for benefit was denied or the date the cause of action first arose.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.01 Amendment. The Compensation Committee of the Board, or any person(s) to whom such committee has delegated the right to amend the Plan, may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment. The Administrative Committee shall have authority to approve administrative and technical amendments that do not materially increase the cost of the Plan. All participating Companies delegate the power of Amendment to the Compensation Committee of the Board (or its designee). The Company may amend the Plan in any other manner that does not cause adverse consequences under such Code Section or other guidance from the Treasury Department or IRS, provided that no amendments shall divest otherwise vested rights of Participants, or their Beneficiaries.

8.02 Company’s Right to Terminate . The Compensation Committee may terminate the Plan (or, where allowed by Section 409A of the Code, a portion of the Plan) and accelerate any payments due (or that may become due) under the Plan under the following circumstances:

(a) Section 409A Change of Control. The Plan termination occurs pursuant to an irrevocable action of the Compensation Committee that is taken within the thirty (30) days preceding or the twelve (12) months following a Section 409A Change of Control, and all other plans sponsored by the Company that are required to be aggregated with this Plan under Section 409A of the Code are also terminated with respect to each

Participant therein who was employed by the Company that underwent the Section 409A Change of Control (“Change of Control Participant”). In the event of such a termination, the Accounts, together with amounts due to each Change of Control Participant under all aggregated plans, shall be paid at the time and pursuant to the schedule specified by the Compensation Committee, so long as all payments are required to be made no later than twelve (12) months after the date that the Compensation Committee or its Designee irrevocably approves the termination.

(b) Company’s Discretion. In the discretion of the Compensation Committee, provided that: (i) all arrangements sponsored by the Company that would be aggregated with the Agreement under Treasury Regulation Section 1.409A-1(c) if the same employee participated in all of the arrangements are terminated; (ii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Company does not adopt a new arrangement that under Treasury Regulation Section 1.409A-1(c) that would be aggregated with the Agreement if the same service provider participated in both arrangements, at any time within three years following the date of termination of the Agreement.

(c) Dissolution or Bankruptcy Court Order. Within 12 months of a corporate dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the payment is administratively practicable.

(d) Other. Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE IX

MISCELLANEOUS

9.01 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan. Participants shall have no right to compel the investment of any amounts deposited in any such trust(s).

9.02 Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.03 Validity and Severability; Code Section 409A. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of the Plan is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Code Section 409A.

9.04 Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Louisiana, without reference to principles of conflict of law, except to the extent preempted by federal law.

9.05 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding Separation from Service.

9.06 Underlying Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the plans and programs pursuant to which cash awards are earned and which are deferred under this Plan.

IN WITNESS HEREOF, this Plan, as amended and restated, is hereby executed on the 30th day of December, 2013, effective January 1, 2014, unless otherwise stated.

WITNESSES	SUPERIOR ENERGY SERVICES, INC.

/s/ Julie Castex	By:	/s/ Danny R. Young

/s/ Alan P. Bernard	Title:	Executive Vice President

APPENDIX A

INVESTMENT BENCHMARKS

Model Portfolio – Conservative

Model Portfolio – Moderate/Conservative

Model Portfolio – Moderate

Model Portfolio – Moderate/Aggressive

Model Portfolio – Aggressive

Nationwide VIT Money Market V

PIMCO VIT Total Return Admin

PIMCO VIT Real Return Admin

MFS VIT Value Svc

Dreyfus Stock Index Initial

American Funds IS Growth 2

JPMorgan IT Mid Cap Value 1

Morgan Stanley UIF Mid Cap Growth I

Royce Capital Small Cap

Vanguard VIF Small Company Growth Inv

American Funds IS International 2

MFS VIT II International Value Svc

Invesco VIF Global Real Estate I

A-1

APPENDIX B

ADMINISTRATIVE COMMITTEE

The members of the Plan’s Administrative Committee are as follows:

Donna Cummins

Colleen Hayman

Jennifer Phan

Wayne Robertson

Tom White

Danny Young

B-1